EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 11, 2005, with respect to the consolidated financial statements of Peoples Bancorp Inc., Peoples Bancorp Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc., incorporated by reference in Post Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 033-54003) and related Prospectus of Peoples Bancorp Inc. for the registration of 290,620 shares of its common stock.

                                        /s/ Ernst & Young LLP


Charleston, West Virginia
December 13, 2005